INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On April 23, 2014, StationDigital , Inc., a Delaware corporation (“StationDigital”) consummated a Stock Purchase Agreement, as amended (the “Agreement”) entered into with Steel Pier Capital Advisors, LLC (“Steel Pier”) whereby StationDigital acquired 4,850,000 shares of 5,000,000 shares of Common Stock held by Steel Pier. The purchase price for the Shares was One Hundred Thousand Dollars ($100,000). The acquisition of the Shares, which represent approximately 91% of the Registrant’s shares of outstanding Common Stock, resulted in a change in control of the Registrant.

Also on April 23, 2014, the Registrant authorized an amendment to its Articles of Incorporation (the “Amendment”) to (i) change its name to StationDigital, Inc., (ii) to increase the number of its authorized shares of capital stock from 75,000,000 to 510,000,000 shares of which 500,000,000 shares were designated common stock, par value $0.0001 per share (the “Common Stock”) and 10,000,000 shares were designated “blank check” preferred stock, par value $0.0001 per share (the “Preferred Stock”) and (iii) to effect a forward split such that 17.6471 shares of Common Stock and Preferred Stock were issued for every 1 share of Common Stock and Preferred Stock issued and outstanding immediately prior to the Amendment (the “Split”). The Registrant also authorized a conversion of its corporate domicile to the State of Delaware.

Also on April 23, 2014, the Registrant entered into and consummated the Agreement and Plan of Merger (the “Merger Agreement”), with StationDigital, whereby StationDigital merged with into the Registrant (the “Merger”) for approximately 3,585,575 pre-Split shares of the Company’s Common Stock and 56 shares of a newly-created Series A Preferred Stock. Further, the Registrant amended its By-laws to change the fiscal year end to December 31st. The change is intended to align the Registrant’s fiscal periods with that of StationDigital’s business.

The unaudited pro forma combined balance sheet as of December 31, 2013 combines the unaudited balance sheet of the Registrant as of December 31, 2013 and the unaudited balance sheet of StationDigital, Inc. as of December 31, 2013 and assumes that the Exchange was consummated on December 31, 2013.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Exchange.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

StationDigital, Inc.

(A Development Stage Company)

Pro Forma Balance Sheet

	December 31, 2013	December 31, 2013	Pro Forma
	StationDigital, Inc.	Alarming Devices, Inc.	Adjustments	Note	Consolidated
ASSETS

Current assets:
Cash	$5,687	$-	$-		$5,687
Deposit	1,000	-	-		1,000
Total current assets	6,687	-	-		6,687

Property and equipment, net	41,865	-	-		41,865
Website development costs, net	229,884	-	-		229,884
Total assets	$278,436	$-	$-		$278,436

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$634,097	$33,252	$-		$667,349
Advances from stockholder	-	79,837	-		79,837
Payable to GoldenHeart Holdings	5,676,478		-		5,676,478
Payable to GHH Commerce	416,183	-	-		416,183
Total current liabilities	6,726,758	113,089	-		6,839,847

Total liabilities	6,726,758	113,089	-		6,839,847

Stockholders’ deficit:
Common stock par value $0.0001: 500,000,000 shares authorized; 68,500,154 shares issued and outstanding	748	5,340	762	1,2,3,4,5,6	6,850
Preferred stock par value $0.0001: 10,000,000 shares authorized; nil shares issued and outstanding	-	-	-		-
Loan to shareholder	(4,045)	-	-		(4,045)
Related party receivable	(468,389)	-	-		(468,389)
Stock payable	2,456	-	-		2,456
Additional paid-in capital	-	9,860	(762)	1,2,3,4,5,6	9,098
Deficit accumulated during the development stage	(5,979,092)	(128,289)	-		(6,107,381)
Total stockholders’ deficit	(6,448,322)	(113,089)	-		(6,561,411)
Total liabilities and stockholders’ deficit	$278,436	$-	$-		$278,436

Registrant share transactions	Shares	Cash Consideration	Share Value	Paid-in Capital
Pro forma adjustments

Common stock:
(1) To give effect to the elimination of StationDigital's common stock in Share Exchange	-	$-	$(748)	$748
(2) To give effect to the exchange of Steel Pier's common stock in Share Exchange	(5,000,000)	-	(5,000)	5,000
(3) To give effect to the issuance of common stock to StationDigital in Share Exchange	3,400,000	-	3,400	(3,400)
(4) To give effect to forward stock split of 17.6471 for 1	62,260,154	-	62,260	(62,260)
(5) To give effect to the shares issued to Steel Pier in consideration for Share Exchange	2,500,000	-	2,500	(2,500)
(6) To give effect of change in par value from $0.001 to $0.0001	-	-	(61,650)	61,650
Total common stock pro forma adjustments	63,160,154	$-	$762	$(762)

StationDigital, Inc.

(A Development Stage Company)

Pro Forma Statements of Operations

	For the Year Ended	For the Year Ended
	December 31, 2013	December 31, 2013
	StationDigital, Inc.	Alarming Devices, Inc.	Adjustment	Consolidated

Advertising revenue	$13,512	$-	$-	$13,512

Cost of revenue	559,750	-	-	559,750

Operating expenses:
Product development costs	282,016	-	-	282,016
Sales and marketing	4,627,523	-	-	4,627,523
Professional fees	-	30,133	-	30,133
General and administrative	455,613	-	-	455,613
Total operating expenses	5,365,152	30,133	-	5,395,285

Operating loss	(5,911,390)	(30,133)	-	(5,941,523)

Net loss	$(5,911,390)	$(30,133)	$-	$(5,941,523)